Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-84818 on Form S-4 and Registration Statement No. 333-06133, No. 333-06145, No. 333-42280, No. 3113-81491, No. 333-90209, No. 333-88340 and No. 333-88342 on Form S-8 of Zomax Incorporated, of our reports dated March 11, 2004, relating to the consolidated financial statements and financial statement schedules of Zomax Incorporated as of and for the years ended December 26, 2003 and December 27, 2002, appearing in the Annual Report on Form 10-K of Zomax Incorporated for the year ended December 26, 2003.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 11, 2004